Exhibit 10.15

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 28th day of December, 2021 (the “Effective Date”)

AMONG:

MIDORI-BIO INC.

a corporation existing pursuant to the laws of Ontario, with principal address at 5 Hazelton Ave., Suite 400, Toronto, Ontario M5R 2E1

(hereinafter called the “Company”)

1284670 B.C. LTD.

a corporation existing pursuant to the laws of British Columbia, Canada, with principal address at 1570 – 505 Burrard Street, Vancouver, B.C. V7X 1M5

(Hereinafter called “BCCO”)

VASEK POSPISIL.

an individual with an address at 2215 Coral Beach Hotel, Freeport, Bahamas F42468

(hereinafter called the “Consultant”)

The Company, BCCO and the Consultant may be referred to herein individually as a “Party” or collectively, as the “Parties.”

RECITAL

As part of its ongoing business, the Company desires to retain qualified individuals to advise and assist the Corporation with respect to Business Development. In furtherance thereof, the Corporation desires to retain Consultant, and Consultant is willing to serve, as a Manager of Business Development and Communication. The Corporation and Consultant desire to enter into this relationship on the terms and conditions set forth herein.

The parties agree and acknowledge that the Company, BCCO and the shareholders of the Company have entered into a share exchange agreement dated August 30, 2021, as may be amended, pursuant to which BCCO will acquire all of the issued and outstanding securities of the Company and the Company will become a wholly-owned subsidiary of BCCO (the “Proposed Acquisition”). Subsequent to the Proposed Acquisition, BCCO intends to apply to list its common shares for trading on a public stock exchange (the happening of such event hereinafter, a “Listing Event”).

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

Engagement and Term

1.	The Company agrees to engage the Consultant to provide consulting services in the position of Manager of Business Development and Communication of the Company. The Consultant shall provide services to the Company normally and usually associated with such position, including being an officer of certain subsidiaries or affiliates of the Company and carrying out the duties outlined in Schedule “A” attached hereto (the “Services”).

2.	This Agreement shall commence on the Effective Date for an initial term of one (1) year subject to the termination provisions herein. The parties may mutually agree to renew this Agreement in writing for successive one (1) year terms following expiration of the initial term.

3.	During the term of the Agreement, the Consultant will report to the Company’s CEO and Board of Directors (the “Board’).

4.	The Consultant represents and warrants to the Company that he has the required qualifications, skills and experience to perform the duties and exercise the responsibilities that will be required under this Agreement.

5.	The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant’s ability in a competent and professional manner and use best efforts to promote the interests of the Company.

Fees and Options

6.	Commission: The Consultant will be paid a commission equal to:

(i)	20% of the Company’s net profits, calculated on the first $10,000,000 of the Company’s gross sales which are attributed to clients pre-approved in writing and listed on Schedule “B” attached hereto (the “Clients”) that contract with the Company solely as a result of the Consultant’s efforts; and

(ii)	10% of the Company’s net profits calculated on all gross sales of the Company thereafter which are attributed to the Clients that contract with the Company solely as a result of the Consultant’s efforts.

Such collected net profits will be calculated on a quarterly basis and paid quarterly so long as this Agreement in effect and in good standing. For the avoidance of doubt, subject to Section 16, such payments will cease 365 days after termination or expiration of this Agreement. All such payments under this subsection will be made within 45 days after each quarter-end.

7.	RSU Award: Immediately prior to or concurrently with a Listing Event, BCCO shall award 500,000 restricted stock units (“RSUs”) to the Consultant pursuant to the terms of a Restricted Stock Unit Plan to be adopted by BCCO prior to a Listing Event, as follows:

(i)	125,000 RSUs shall be awarded to the Consultant on the Listing Event date;

(ii)	125,000 RSUs shall be awarded to the Consultant on the later of (i) the Listing Event date, or (ii) the 8-month anniversary of the Effective Date;

(iii)	125,000 RSUs shall be awarded to the Consultant on the later of (i) the Listing Event date, or (ii) the 12-month anniversary of the Effective Date; and

(iv)	125,000 RSUs shall be awarded to the Consultant on the later of (i) the Listing Event date, or (ii) the 16-month anniversary of the Effective Date.

Notwithstanding the foregoing, if the Listing Event has not occurred within 24 months from the Effective Date, neither BCCO nor the Company shall be required to issue RSUs to the Consultant pursuant to this Agreement. In such event, and in lieu thereof, the Company shall issue 500,000 common shares of the Company to the Consultant.

Nature of Engagement

8.	This is a contract for services. The Consultant acknowledges and agrees to provide the Services to the Company as an independent contractor and not as an employee, agent or partner of the Company. Nothing in this Agreement or in the conduct of the Parties in relation to this Agreement shall be deemed or construed as creating any relationship (whether as employer/employee, agency, joint venture, association or partnership) except as expressly agreed in this Agreement.

9.	As an independent contractor, the Consultant shall be responsible for making any and all payments and remittances that may be required for GST, or under the Income Tax Act (Canada), the Employment Insurance Act (Canada), the Canada Pension Plan (Canada), the Income Tax Act (Ontario), or any other similar statute of Canada or a province or territory thereof, in connection with the provision of the Services. The Consultant agrees that such remittances will be made in strict accordance with the Consultant’s statutory obligations

Confidentiality

10.	In this Agreement:

a.	“Confidential Information” means information disclosed or accessible to the Consultant or acquired by the Consultant as a result of the Consultant’s engagement with the Company and which is not in the public domain or otherwise required to be publicly disclosed by applicable law and includes, but is not limited to, information relating to the Company’s or any of its Subsidiaries’ current, future or proposed products/services, or development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Company’s past, present and prospective customers and clients, the Company’s employees (including, without limitation, compensation information and performance reviews), employee handbooks and documents related to the Company’s internal processes and procedures, source code, inventions, discoveries, business methods, trade secrets, compositions, technical data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, compensation arrangements, budgets, financial statements, office plans, contracts and commercial documents, suppliers, manufacturers and any information received by the Company from third parties pursuant to an obligation of confidentiality.

b.	“Subsidiary” and “Subsidiaries” shall mean any Company or company of which more than fifty percent (50%) of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company (and/or such subsidiary orsubsidiaries of the Company as the Company may from time to time require) and include any company in like relation to a subsidiary; and

c.	“Work Product” shall mean all intellectual property including trade secrets, copyrights, patentable inventions or any other rights in any programming, documentation, technology, or other work product created in connection with the Services to be performed by the Consultant in accordance with this Agreement.

11.	The Consultant acknowledges and agrees that, in the course of providing the Services under this Agreement, the Consultant will have access to and be entrusted with Confidential Information. The Consultant agrees that it shall not, either during the term of this Agreement, or at any time thereafter, disclose the private affairs of the Company and/or its Subsidiary or Subsidiaries, or any Confidential Information or secrets of the Company and/or Subsidiary or Subsidiaries, to any person other than the Directors of the Company and/or its Subsidiary or Subsidiaries or for the Company’s purposes. The Consultant agrees that it shall not (either during the continuance of this Agreement or at any time thereafter) use, for the Consultant’s own purposes or forany purpose other than those of the Company any Confidential Information the Consultant may acquire in relation to the business and affairs of the Company and/or its Subsidiary or Subsidiaries.

12.	The Consultant agrees that the Company shall own and have the right and license to use, copy, modify and prepare derivative works of any of the Consultant’s Work Product generated by the Services to be performed by the Consultant pursuant to this Agreement, as well as all pre-existing work product provided to the Company during the engagement

Termination

13.	In this Agreement:

a.	“Change of Control” means the acquisition of 51% or more of the equity securities in the capital of the Company by an arm’s length third party; and

b.	“Just Cause” means any circumstance that would permit the Company to terminate the Contractor’s employment without notice of termination, or payment in lieu of notice of termination at common law, and will include, but not be limited to:

●	Dishonesty or fraud;

●	Theft;

●	Breach of fiduciary duties;

●	Being found guilty of bribery or attempted bribery; or

●	Gross mismanagement.

14.	Just Cause: The Company may terminate this Agreement at any time without notice or pay in lieu of notice for Just Cause.

15.	In the event this Agreement is terminated for Just Cause, then at the request of the Board, the Consultant shall forthwith resign any position or office that the Consultant then holds with the Company or any Subsidiary of the Company.

16.	Obligations upon Termination or Non-Renewal: Upon termination or expiration of the then-current term of this Agreement:

(i)	Consultant shall immediately cease to be an independent contractor of the Company;

(ii)	Consultant shall immediately remove and not thereafter use any sign, display, or other advertising or marketing means containing Company’s proprietary information;

(iii)	Consultant shall immediately return or destroy all Confidential Information, as well as all advertising matter and other printed materials in its possession or under its control containing the Company’s intellectual property or proprietary information; and

(iv)	Consultant shall, within 10 days of termination or expiration, as the case may be, return all sales, advertising, technical, Confidential Information and any other material of the Company supplied to Consultant in connection with this Agreement and Consultant shall not make or retain any copies of same.

In addition, if the Agreement was not renewed at the option of the Company, the Consultant shall continue to receive the compensation set forth in section 6 herein for a period of five (5) years, and the Company shall continue to pay any such amounts owing to the Consultant in accordance with the terms set forth herein.

17.	Resignation: The Consultant may terminate this Agreement and the Consultant’s engagement with the Company at any time and for any reason, upon the provision of four (4) weeks of notice in writing of Consultant’s intention to resign his engagement, or such other period as may be agreed upon with the Company.

Non-Compete and Non-Solicit

18.	The Consultant expressly agrees and represents that the services to be performed by the Consultant pursuant hereto are not in contravention of any non-compete or non- solicitation obligations by which the Consultant is bound.

19.	While engaged by the Company and for a period of twelve (12) months following the date of termination of engagement with the Company (whether such termination is voluntary or involuntary, lawful or unlawful, with or without cause), the Consultant will not

a.	solicit or direct away from the Company, or assist others in soliciting or directing away from the Company, any current employee or individual of the Company; or

b.	directly or indirectly induce or influence any current employee or individual of Company to terminate his/her employment with the Company or to work for any other person or entity.

20.	During the term of this Agreement, and for a period of twelve (12) months following the date of termination of engagement with the Company (whether such termination is voluntary or involuntary, lawful or unlawful, with or without cause) (the “Non-Competition Period”), the Consultant agrees that he will not (without the prior written consent of the Company), directly or indirectly, anywhere within North America, either individually or in partnership or jointly with another person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, engage in, carry on, or otherwise be concerned with any business substantially similar to the Company’s operations.

Indemnity

21.	The Company shall indemnify and hold the Consultant harmless to the fullest extent allowed by the law from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever the Consultant may suffer by reason of the fact that the Consultant is or was an advisor, employee, officer, Consultant or agent of the Company or any subsidiary of the Company, or by reason of any act done or not done by the Consultant in any such capacity or capacities, provided that the Consultant acted in good faith, in a manner reasonably believed to be in or not opposed to the best interest of the Company and its subsidiaries.

General Provision

22.	Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of the mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder

23.	The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all the assets or business of the Company.

24.	This Agreement embodies the entire understanding and agreement between the parties with respect to the subject matter hereunder and supersedes any prior understandings, negotiations, representations, and agreements relating thereto. No other contract, agreement, representation, or warranty between the parties hereto relating to the engagement exists.

25.	The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

26.	Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

27.	This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein. For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

28.	No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

29.	Each of the parties shall be entitled to rely on delivery by electronic means of an executed copy of this Agreement, and such electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof. In addition, this Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

MIDORI-BIO INC.

By:	/s/ Kenneth Lyons
Kenneth Lyons, President
I have authority to bind the Corporation.

1284670 B.C. LTD.

By:	/s/ Kenneth Lyons
Authorized Signing Authority
I have authority to bind the Corporation.

/s/ Vasek Pospisil
WITNESS	VASEK POSPISIL

Schedule “A”

The Consultant agrees to perform the following Services on an as-is and as-available basis, either by phone or in person, as may be required:

●	actively sourcing & commercializing approved new business clients

●	support Corporation’s B2B and B2C relationships

●	support Corporation’s PR outreach

●	support Corporation’s investor relationships

●	consult and meet with Corporation’s principles and occasionally with our associate consultants and ambassadors

Schedule “B”

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